CONSENT IN LIEU OF SHAREHOLDER MEETING

Pursuant to Article III, Section 3 of the Bylaws of ANDES 7, Inc., a Delaware corporation (the “Company”), the undersigned majority and controlling shareholder consents to the following action in lieu of a meeting:

WHEREAS, in connection with the assessment of appointment to the Board of Directors, the undersigned received affirmation from Andrew Khor Poh Kiang that he has not been involved in the past ten years in any of the following:

(i) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(ii) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(iv) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

WHEREAS, the undersigned has determined that it would be in the best interests of the Company to appoint Andrew Khor Poh Kiang to the Board of Directors.

NOW, THEREFORE, IT IS RESOLVED that Andrew Khor Poh Kiang is appointed to the Board of Directors.

IT IS FURTHER RESOLVED that the Board of Directors shall be appointed with the sole authority to determine future compensation for Andrew Khor Poh Kiang in serving on the Board of Directors.

IT IS FURTHER RESOLVED that the appointment of Richard Chiang as Chairman of the Board is ratified and approved.

IT IS FURTHER RESOLVED that the consents and resolutions herein are in the best interests of the Company, and that the Company’s books and records shall be amended in all respects to account for these consents.

APPROVED FOR ENTRY:

/s/ Richard Chiang

Richard Chiang

Majority and Controlling Shareholder

Dated: February 12, 2016

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